Exhibit 10.1
SECOND MODIFICATION AGREEMENT

This Second Modification Agreement (this “Agreement”) is made as of September 17, 2020 (the “Effective Date”), by and among COLE CORPORATE INCOME OPERATING PARTNERSHIP III, LP, a Delaware limited partnership (the “Borrower”), the lenders (each a “Lender,” and, collectively, the “Lenders”) from time to time party to the Credit Agreement (as defined below), and JPMORGAN CHASE BANK, N.A., a national banking association, as the Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”) and as L/C Issuer.

Factual Background

A.     Pursuant to that certain Credit Agreement dated as of September 23, 2016, among the Borrower, Lenders, and the Administrative Agent, as modified by two letter agreements dated as of September 28, 2017 and October 31, 2018 and by that certain First Modification Agreement dated as of September 20, 2019 (collectively, the “Credit Agreement”), Lenders agreed to provide revolving loans (collectively, the “Loan”) and letters of credit to the Borrower. Capitalized terms used herein without definition have the meanings ascribed to them in the Credit Agreement.
B.     The Loan is evidenced by certain Revolving Notes dated as of September 23, 2016, made payable to each Lender (as amended, restated, renewed or otherwise modified from time to time, each a “Note,” and, collectively, the “Notes”).
C.     Cole Office & Industrial REIT (CCIT III), Inc., a Maryland corporation (“CCIT III”), VEREIT OFC Milford OH, LLC, a Delaware limited liability company (“Milford Guarantor”), and Cole ID Columbus WI, LLC, a Delaware limited liability company (“Columbus Guarantor,” and, together with CCIT III and Milford Guarantor, individually and collectively, “Guarantor”), guaranteed the Borrower’s obligations to the Administrative Agent and Lenders in connection with the Loan pursuant to that certain Continuing Guaranty, dated as of September 23, 2016, executed (or joined into, as applicable) by Guarantor in favor of the Administrative Agent, for the benefit of the Lenders (as amended, restated or otherwise modified, the “Guaranty”).
D.     The Obligations are secured by, among other things, the Mortgage Instruments.
E.     In connection with the Loan, the Borrower and Guarantor executed (or joined into, as applicable) an Environmental Indemnity Agreement (as amended, restated, renewed or otherwise modified from time to time, the “Environmental Indemnity”) dated as of September 23, 2016, in favor of the Administrative Agent, for the benefit of the Lenders.
F.     As used herein, the term “Loan Documents” means the Credit Agreement, the Notes, the Mortgage Instruments, the Guaranty, the Environmental Indemnity and any other documents and agreements executed in connection with the Loan, including those which evidence, guarantee, secure or modify the Loan, as any or all of them may have been amended to date. This Agreement is a Loan Document.

G.     As of the date hereof, (i) the aggregate outstanding principal balance of the Loan is Twenty-Five Million Six Hundred Seventy-Five Thousand and No/100 Dollars ($25,675,000.00), and (ii) no Letter of Credit is issued and outstanding under the Credit Agreement.
H.     the Borrower has requested and the Administrative Agent and Lenders have agreed to modify the Loan as provided herein, all on the terms and conditions set forth herein.
I.     the Borrower, the Administrative Agent and the Lenders now wish to modify the Loan as set forth below.
Agreement

Therefore, the Borrower, the Administrative Agent and the Lenders agree as follows:

1.     Recitals. The recitals set forth above in the Factual Background are true, accurate and correct.
2.     Reaffirmation of Loan. The Borrower reaffirms all of its obligations under the Loan Documents, and the Borrower acknowledges that it has no claims, offsets or defenses with respect to the payment of sums due under any Loan Document.
3.     Modification of Loan Documents. The Loan Documents are hereby amended as follows:
(a)    Conversion to Non-Revolving Term Loan. Notwithstanding anything to the contrary set forth in the Loan Documents, (i) all outstanding Revolving Loans are hereby converted into non-revolving loans, (ii) the Borrower shall not request, and Lenders shall have no further obligation to make, any additional advances under the Facility, (iii) payments hereafter applied to the outstanding principal balance of the Loan may not be reborrowed, (iv) each Lender’s unfunded portion of its Revolving Commitment is hereby terminated and Schedule 2.01 of the Credit Agreement is hereby amended and restated in its entirety by Schedule 2.01 attached hereto, (v) each Lender’s Revolving Commitment shall be reduced, on a dollar-for-dollar basis, by such Lender’s Applicable Percentage of all payments hereafter applied to the outstanding principal balance of the Loan, (vi) the Borrower shall not request issuance of, and L/C Issuer has no further obligation to issue, any Letter of Credit under or pursuant to the Credit Agreement, and (vii) no additional Projects shall be added to the pool of Qualified Properties.
(b)    Required Principal Payments. In addition to the Borrower’s obligation to pay interest on the Loan as and when due pursuant to Section 2.08 of the Credit Agreement, commencing on October 1, 2020 and continuing on the first day of each calendar month thereafter, the Borrower shall make repayments of the principal of the Loan each in the amount of Fifty Thousand and No/100 Dollars ($50,000.00).
(c)    Maturity Date. The maturity of the Loan is hereby extended from September 23, 2020 to September 23, 2021. All references in the Loan Documents to the “Maturity Date” shall be deemed to refer to September 23, 2021. All Obligations shall be due and payable no later than the Maturity Date. Notwithstanding anything to the contrary set forth in any Loan Document, the Borrower shall have no further option to extend the Maturity Date.

(d)    Removal of Qualified Properties.
(i)    Definitions. The following defined terms are hereby inserted alphabetically into Section 1.01 of the Credit Agreement:
“Borrowing Base Value” means, for each Qualified Property, the lesser of (a) 60% of such Qualified Property’s Asset Value, and (b) the Mortgageability Amount attributable to such Qualified Property; provided, however, that, for purposes of this definition, the Mortgageability Amount is to be determined with a debt service calculation that is based on the Adjusted NOI attributable to such Qualified Property on an individual basis for the most recently ended Measurement Period.
“Net Sale Proceeds” means, with respect to any sale of any Qualified Property, the gross proceeds payable or credited to the applicable Subsidiary Guarantor on account of any such sale (including, without limitation, the present value of any non-cash proceeds), less the sum of (i) the actual third party brokerage costs and other professional fees incurred by such Subsidiary Guarantor in connection with such sale (excluding any brokerage costs or fees paid to any Affiliate of Borrower or any Guarantor); (ii) any applicable transfer taxes; (iii) amounts set aside as a reserve, in accordance with GAAP, including pursuant to any escrow arrangement, against any liabilities under any indemnification obligations associated with such sale; (iv) prorations of taxes, assessments, rents and other amounts; (v) legal fees, recording fees and taxes, survey costs and escrow charges; and (vi) other actual out-of-pocket costs incurred in connection with such sale, but only to the extent that such costs, expenses, fees, prorations, taxes and reserves are reasonable and are customarily paid by seller of commercial real property in the market area in which such Qualified Property is located.
“Release Price” means, on any date of determination, with respect to any Qualified Property, the greater of (i) the Net Sale Proceeds, and (ii) one hundred twenty percent (120%) of such Qualified Property’s Borrowing Base Value.
(ii)    Conditions Precedent to Removal of Qualified Properties. Section 6.14(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:
“(a)    Except as expressly set forth below in this Section 6.14(a), the Administrative Agent shall have no obligation to release any Project (or any portion thereof) from the pool of Qualified Properties and the lien of the applicable Mortgage Instrument until the Loan and all other Obligations have been paid in full and all obligations of the Administrative Agent and Lenders under this Agreement and the other Loan Documents have terminated. The Borrower shall be entitled to remove a Project from the pool of Qualified Properties and obtain the release of all, but not less than all, of such Project from the lien of the applicable Mortgage Instrument, provided that all of the following conditions are satisfied:

(i)    the Borrower shall deliver to the Administrative Agent a description of such Project and the ownership of such Project;
(ii)    such release is requested in connection with, and shall be effective upon the closing of, the sale of such Project on an arms’ length basis to a third party that is not an Affiliate of the Borrower or any Guarantor;
(iii)    the Borrower shall deliver to the Administrative Agent a Responsible Officer Certificate that (A) includes a pro forma Borrowing Base Compliance Certificate demonstrating the effects of removing such Project from the pool of Qualified Properties and the Borrowing Base in effect based on the remaining Qualified Property and the amount of all Unsecured Debt other than the Obligations, and (B) certifies the Asset Value, as applicable, of the remaining Qualified Property used in the calculations in such pro forma Borrowing Base Compliance Certificate;
(iv)    the Borrower shall pay to the Administrative Agent for application to the outstanding principal balance of the Loan the Release Price applicable to such Project;
(v)    after giving effect to (A) the removal of such Project from the pool of Qualified Properties, and (B) the application of the required Release Price, the Total Outstandings shall not exceed the Borrowing Base then in effect, less all Unsecured Debt other than the Obligations; and
(iv)     after giving effect to the removal of such Project, no Default or Event of Default shall exist.”
(e)    Dividend Payout Ratio. Section 7.06 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“7.06    Dividend Payout Ratio.
(a)    Permit the Dividend Payout Ratio, at any time, to exceed ninety-five percent (95%);
(b)    Permit CCIT III, at any time an Event of Default exists, to make or declare any dividends or similar distributions without the written consent of the Administrative Agent and Required Lenders; or
(c)    Subject to Section 7.06(b) above, permit, as of the end of the last day of any Measurement Period, the per share dividends or other distributions declared on account of any Equity Interests in CCIT III (except dividends or distributions payable solely in shares of that class of Equity Interest to the holders of such class), based upon Per Share NAV as of such day and determined on an annualized basis, to exceed 5% of such Per Share NAV.
Notwithstanding anything in this Section 7.06 to the contrary, CCIT Ill shall be permitted at all times to distribute the minimum amount of dividends necessary for CCIT III to maintain its tax status as a real estate investment trust; provided, however, that no cash dividends or distributions will be permitted following acceleration of any amount owing under the Facility or during the existence of an Event of Default arising under Sections 8.01(f) or (g).”
(f)    Unsecured Conversion. The Borrower shall have no further option to convert the Facility into an unsecured Facility.
(g)    Additional Definitions. The following definitions, as applicable, either amend and replace the corresponding definitions in Section 1.01 of the Credit Agreement, or, if such terms are not defined in Section 1.01 of the Credit Agreement, are hereby inserted alphabetically into Section 1.01 of the Credit Agreement:
“Applicable Rate” means (a) with respect to Eurodollar Rate Loans, 2.75% per annum, and (b) with respect to Base Rate Loans, 1.75% per annum.
“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may be a SOFR-Based Rate) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBO Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement; provided further that any such Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.
“Benchmark Replacement Adjustment” means the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time (for the avoidance of doubt, such Benchmark Replacement Adjustment shall not be in the form of a reduction to the Applicable Rate).
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBO Rate:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the LIBO Screen Rate permanently or indefinitely ceases to provide the LIBO Screen Rate; or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBO Rate:
(1)    a public statement or publication of information by or on behalf of the administrator of the LIBO Screen Rate announcing that such administrator has ceased or will cease to provide the LIBO Screen Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate;
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBO Screen Rate, a resolution authority with jurisdiction over the administrator for the LIBO Screen Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBO Screen Rate, in each case which states that the administrator of the LIBO Screen Rate has ceased or will cease to provide the LIBO Screen Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate; and/or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate announcing that the LIBO Screen Rate is no longer representative.
“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate and solely to the extent that the LIBO Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder in accordance with Section 3.03 and (y) ending at the time that a Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder pursuant to Section 3.03.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Period) being established by the Administrative Agent in accordance with:
(1)    the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:
(2)    if, and to the extent that, the Administrative Agent determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that the Administrative Agent determines in its reasonable discretion are substantially consistent with any evolving or then-prevailing market convention for determining compounded SOFR for U.S. dollar-denominated syndicated credit facilities at such time;
provided, further, that if the Administrative Agent decides that any such rate, methodology or convention determined in accordance with clause (1) or clause (2) above is not administratively feasible for the Administrative Agent, then Compounded SOFR will be deemed unable to be determined for purposes of the definition of “Benchmark Replacement.”
“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the applicable Interest Period with respect to the LIBO Rate.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning specified in Section 10.21.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Early Opt-in Election” means the occurrence of:
(a) (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 3.03 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate, and
(b) (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.
“Federal Reserve Bank of New York’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United Stated of America.
“IBA” has the meaning assigned to such term in Section 1.08.
“LIBO Rate” means, for any Interest Period, the London interbank offered rate administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars) for a period equal in length to such Interest Period as displayed on Pages LIBOR01 or LIBOR02 of Reuters screen that displays such rate ( or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that published such rate from time to time as selected by the Administrative Agent in its reasonable discretion, in each case the “LIBO Screen Rate”) at approximately 11 :00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits in the London interbank market with a maturity comparable to such Interest Period; provided that, if the LIBO Screen Rate shall be less than 0.25% per annum, such rate shall be deemed to be 0.25% per annum for the purposes of this Agreement and provided, further, if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate, provided, that, if any Interpolated Rate shall be less than 0.25% per annum, such rate shall be deemed to be 0.25% per annum for purposes of this Agreement.
“Per Share NAV” means, as of the last day of any Measurement Period, the per share of NAV as of such day approved and established by the board of directors of CCIT III as described in, and determined in accordance with valuation methodology contained in, the corresponding report filed by CCIT III with the SEC.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning set forth in Section 10.21.
“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.
“SOFR” with respect to any day means the secured overnight financing rate published for such day by the NYFRB, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.
“SOFR-Based Rate” means SOFR, Compounded SOFR or Term SOFR.
“Supported QFC” has the meaning set forth in Section 10.21.
“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than zero, the Unadjusted Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.
“U.S. Special Resolution Regime” has the meaning set forth in Section 10.21.
(h)    Divisions. The following is hereby inserted into the Credit Agreement as new Section 1.07:
“1.07    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.”
(i)    Interest Rates; LIBOR Notification. The following is hereby inserted into the Credit Agreement as new Section 1.08:
“1.08    Interest Rates; LIBOR Notification. The interest rate on Eurodollar Rate Loans is determined by reference to the Eurodollar Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE

Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Rate Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. Upon the occurrence of a Benchmark Transition Event or an Early Opt-In Election, Section 3.03(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrower, pursuant to Section 3.03(d), of any change to the reference rate upon which the interest rate on Eurodollar Rate Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or “Eurodollar Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 3.03(b), whether upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 3.03(c)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or the Eurodollar Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.”
(j)    Alternate Rate of Interest. Section 3.03 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“3.03    Alternate Rate of Interest.
(a)    If prior to commencement of any Interest Period for a Eurodollar Rate Loan:
(i)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including because the LIBO Screen Rate is not available or published on a current basis), for such Interest Period; provided that no Benchmark Transition Event shall have occurred at such time; or
(ii)    the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and Lenders that the circumstances giving rise to such notice no longer exist, any interest election request that requests the conversion of any Base Rate Loan to, or continuation of any Eurodollar Rate Loan as, a Eurodollar Rate Loan shall be ineffective. Each of the events and circumstances described in clauses (i) and (ii) is sometimes referred to herein as a “Market Disruption Event.”
(b)    Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the LIBO Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower, so long as the Administrative Agent has not received, by such time, written notice of objection to such proposed amendment from Lenders comprising the Required Lenders; provided that, with respect to any proposed amendment containing any SOFR-Based Rate, Lenders shall be entitled to object only to the Benchmark Replacement Adjustment contained therein. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of LIBO Rate with a Benchmark Replacement will occur prior to the applicable Benchmark Transition Start Date.
(c)    In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(d)    the Administrative Agent will promptly notify the Borrower and Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 3.03, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.03.
(e)    Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, any interest election request that requests the conversion of any Base Rate Loan to, or continuation of any Eurodollar Rate Loan as, a Eurodollar Rate Loan shall be ineffective.
(f)    Subject to any agreement between the Administrative Agent and the Borrower establishing a Benchmark Replacement pursuant to Section 3.03(b) above, during any period in which a Market Disruption Event is in effect, the Borrower may request, through the Administrative Agent, that the Administrative Agent (with respect to any Market

Disruption Event under Section 3.03(a)(i) above) or the affected Lenders (who gave such notice under Section 3.03(a)(ii) above), as applicable, confirm that the circumstances giving rise to the Market Disruption Event continue to be in effect. If, within thirty Business Days following such confirmation request, the Administrative Agent or the affected Lenders, as applicable have not confirmed the continued effectiveness of such Market Disruption Event, then such Market Disruption Event shall no longer be deemed to be in effect; provided, that (i) the Borrower shall not be permitted to submit any such request more than once in any 30 day period, and (ii) nothing contained in this Section 3.03 or the failure to provide confirmation of the continued effectiveness of such Market Disruption Event shall in any way affect the Administrative Agent’s or the affected Lenders’ right to provide any additional notices of a Market Disruption Event as provided in this Section 3.03.”
(k)    Notices. In addition to the notice requirements of Section 6.03 of the Credit Agreement, the Borrower shall promptly notify the Administrative Agent, on behalf of Lenders, upon a Responsible Officer obtaining knowledge of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.
(l)    Supported QFCs. The following is hereby inserted into the Credit Agreement as new Section 10.21:
“10.21    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.”
(m)    Credit Bidding. Lenders hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the collateral in satisfaction of some or all of the Obligations pursuant to an assignment in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the collateral (a) at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including under Sections 363, 1123 or 1129 of the United States Bankruptcy Code, or any Debtor Relief Laws, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to Lenders shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Lenders’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of the Loan Documents or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of any Loan Document and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.01 of the Credit Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Lenders, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Lender or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Lender or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Lender is deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Lender shall execute such documents and provide such information regarding the Lender (and/or any designee of the Lender which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.
(n)    Foreclosure. In the event that all or any portion of a Qualified Property is acquired by the Administrative Agent as the result of a foreclosure or acceptance of a deed or assignment in lieu of foreclosure, or is retained in satisfaction of all or any part of the Obligations, title to such Qualified Property or any portion thereof shall be held in the name of the Administrative Agent or a nominee or subsidiary of the Administrative Agent, as agent, for the benefit of the Lenders, or in an entity co-owned by the Lenders as determined by the Administrative Agent. The Administrative Agent shall prepare a recommended course of action for such Qualified Property (the “Post-Foreclosure Plan”) and submit it to the Lenders for approval by the Required Lenders. In the event that the Administrative Agent does not obtain the approval of the Required Lenders to such Post-Foreclosure Plan, any Lender shall be permitted to submit an alternative Post-Foreclosure Plan to the Administrative Agent, and the Administrative Agent shall submit any and all such additional Post-Foreclosure Plan(s) to the Lenders for evaluation and the approval by the Required Lenders. In accordance with the approved Post-Foreclosure Plan, the Administrative Agent shall manage, operate, repair, administer, complete, construct, restore or otherwise deal with the Qualified Property acquired and administer all transactions relating thereto, including, without limitation, employing a management agent, leasing agent and other agents, contractors and employees, including agents for the sale of such Qualified Property, and the collecting of rents and other sums from such Qualified Property and paying the expenses of such Qualified Property. Upon demand therefor from time to time, each Lender will contribute its ratable share (based on their respective Commitments immediately prior to the termination thereof) of all reasonable costs and expenses incurred by the Administrative Agent pursuant to the Post-Foreclosure Plan in connection with the construction, operation, management, maintenance, leasing and sale of the Qualified Property. In addition, the Administrative Agent shall render or cause to be rendered by the managing agent, to each of the Lenders, monthly, an income and expense statement for such Qualified Property, and each of the Lenders shall promptly contribute its ratable share (based on their respective Commitments immediately prior to the termination thereof) of any operating loss for the Qualified Property, and such other expenses and operating reserves as the Administrative Agent shall deem reasonably necessary pursuant to and in accordance with the Post-Foreclosure Plan. To the extent there is net operating income from such Qualified Property, the Administrative Agent shall, in accordance with the Post-Foreclosure Plan, determine the amount and timing of distributions to the Lenders. All such distributions shall be made to the Lenders in proportion to their respective Commitments immediately prior to the termination thereof. The Lenders acknowledge that if title to any Qualified Property is obtained by the Administrative Agent or its nominee, or an entity co-owned by the Lenders, such Qualified Property will not be held as a permanent investment but will be disposed of as soon as practicable and within a time period consistent with the regulations applicable to national banks for owning real estate. The Administrative Agent shall undertake to sell such Qualified Property at such price and upon such terms and conditions as the Required Lenders shall reasonably determine to be most advantageous. Any purchase money mortgage or deed of trust taken in connection with the disposition of such Qualified Property in accordance with the immediately preceding sentence shall name the Administrative Agent, as agent for the Lenders, as the beneficiary or mortgagee. In such case, the Administrative Agent and the Lenders shall enter into an agreement with respect to such purchase money mortgage defining the rights of the Lenders in the same, which agreement shall be in all material respects similar to the rights of the Lenders with respect to the Qualified Property. Lenders agree not to unreasonably withhold or delay their approval of a Post-Foreclosure Plan or any third party offer to purchase the Qualified Property. An offer to purchase the Qualified Property or any portion thereof at a gross purchase price of ninety-five percent (95%) of the fair market value of such property as set forth in a current appraisal, shall be deemed to be a reasonable offer.
(o)    Secured Obligations. Each Mortgage Instrument is modified to secure payment and performance of the Loan, as amended to date, in addition to all other “Obligations” as therein defined. Notwithstanding the foregoing, certain obligations continue to be excluded from the Obligations, as provided in each such Mortgage Instrument.
4.     Conditions Precedent. Before this Agreement becomes effective and any party becomes obligated under it, all of the following conditions shall have been satisfied at the Borrower’s sole cost and expense in a manner acceptable to the Administrative Agent and the Lenders, in the exercise of their sole judgment:
(a)    the Administrative Agent and Lenders shall have received fully executed and, where appropriate, acknowledged originals of this Agreement, and any other documents and agreements which the Administrative Agent and Lenders may require or request in accordance with this Agreement or the other Loan Documents, in form and substance satisfactory to the Administrative Agent, which documents and agreements shall include, without limitation, the Consent and Reaffirmation attached hereto executed by Guarantor with respect to the Guaranty;
(b)    (i) At least five (5) days prior to the date hereof, all documentation and other information regarding the Borrower requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Borrower at least ten (10) days prior to the date hereof, and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the date hereof, any Lender that has requested, in a written notice to the Borrower at least ten (10) days prior to the date hereof, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied;
(c)    the Administrative Agent and the Milford Guarantor shall have executed an amendment to the Mortgage Instrument executed by the Milford Guaranty in form and substance reasonably acceptable to the Milford Guarantor and the Administrative Agent, which amendment shall have been recorded in the official records of the county in which the affected Qualified Property is located;
(d)    the Administrative Agent shall have received such assurance as the Administrative Agent may reasonably require that the validity and priority of the Mortgage Instrument executed by the Milford Guarantor has not been and will not be impaired by this Agreement or the transactions contemplated by it, including an ALTA 11-06 Endorsement and any other endorsements reasonably required by the Administrative Agent to be attached to the policies of title insurance delivered to the Administrative Agent in connection with such Mortgage Instrument;
(e)    the Borrower shall have paid to the Administrative Agent, for the ratable benefit of each Lender, an extension fee in the amount of Fifty-One Thousand Three Hundred Fifty and No/100 Dollars ($51,350.00); and
(f)    the Administrative Agent shall have received reimbursement, in immediately available funds, of all reasonable and documented costs and expenses incurred by the Administrative Agent in connection with this Agreement, including charges for title insurance (including endorsements), recording, filing and escrow charges, and reasonable and documented legal fees and expenses of the Administrative Agent’s and Lenders’ counsel.
5.     Borrower’s Representations and Warranties. The Borrower represents and warrants to the Administrative Agent and Lenders as follows:
(a)    Loan Documents. All representations and warranties made and given by the Borrower in the Loan Documents are true, accurate and correct, subject to such matters, if any, as have been previously disclosed to the Administrative Agent in writing, in all material respects on and as of the date hereof except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.
(b)    No Default. No Default or Event of Default has occurred and is continuing.
(c)    Entity Structure. There have been no changes in the organization, composition, ownership structure or formation documents of the Borrower or any Subsidiary Guarantor since the inception of the Loan (or the delivery by such Subsidiary Guarantor of the applicable Mortgage Instrument, as applicable) that would violate any restrictions set forth in the Loan Documents.
(d)    Financial Condition. There has been no material adverse change in the financial condition of the Borrower or any member of the Consolidated Group from the most recent financial statement received by the Administrative Agent.
(e)    Enforceability. The Loan Documents as modified herein are the legal, valid, and binding obligation of Borrower, enforceable against Borrower in accordance with their terms, subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally and by equitable principles of general application.
(f)    Beneficial Ownership Certification. As of the date hereof, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided by the Borrower on or prior to the date hereof to any Lender in connection with this Agreement is true and correct in all material respects.

6.     Incorporation. This Agreement shall form a part of each Loan Document, and all references to a given Loan Document shall mean that document as hereby modified.
7.     No Prejudice; Reservation of Rights. This Agreement shall not prejudice any rights or remedies of the Administrative Agent nor any Lender under the Loan Documents. The Administrative Agent and Lenders reserve, without limitation, all rights which it has against any indemnitor, guarantor, or endorser of the Notes.
8.     No Impairment. Except as specifically hereby amended, the Loan Documents shall each remain unaffected by this Agreement and all such documents shall remain in full force and effect. Nothing in this Agreement shall impair the lien of any Mortgage Instrument, which as hereby amended shall remain one deed of trust with a power of sale, creating a first lien encumbering the Qualified Property described therein.
9.     Purpose and Effect of the Administrative Agent’s and/or Lenders Approval. The Administrative Agent’s and/or any Lender’s approval of any matter in connection with the Loan shall be for the sole purpose of protecting the Administrative Agent’s and such Lender’s security and rights. No such approval shall result in a waiver of any default of the Borrower. In no event shall the Administrative Agent’s and/or any Lender’s approval be a representation of any kind with regard to the matter being approved.
10.    Reversal of Payments. If the Administrative Agent receives any payments which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be paid to a trustee, debtor-in-possession, receiver or any other party under any bankruptcy law, common law, equitable cause or otherwise, then, to such extent, the obligations or part thereof intended to be satisfied by such payments or proceeds shall be reversed and continue as if such payments or proceeds had not been received by the Administrative Agent.
11.    Course of Dealing. The Administrative Agent, each Lender and the Borrower hereby acknowledge and agree that at no time shall any prior or subsequent course of conduct by the Borrower, the Administrative Agent or any Lender directly or indirectly limit, impair or otherwise adversely affect any of the Administrative Agent’s or any Lender’s rights, interests or remedies in connection with the Loan and the Loan Documents or obligate the Administrative Agent or any Lender to agree to, or to negotiate or consider an agreement to, any waiver of any obligation or default by the Borrower under any Loan Document or any amendment to any term or condition of any Loan Document.
12.    Integration. The Loan Documents, including this Agreement: (a) integrate all the terms and conditions mentioned in or incidental to the Loan Documents; (b) supersede all oral negotiations and prior and other writings with respect to their subject matter; and (c) are intended by the parties as the final expression of the agreement with respect to the terms and conditions set forth in those documents and as the complete and exclusive statement of the terms agreed to by the parties. If there is any conflict, ambiguities, or inconsistencies between the terms, conditions and provisions of this Agreement and those of any other agreement or instrument, including any of the other Loan Documents, the terms, conditions and provisions of this Agreement shall prevail.
13.    Miscellaneous. This Agreement and any attached consents or exhibits requiring signatures may be executed in counterparts, and all counterparts shall constitute but one and the same document. If any court of competent jurisdiction determines any provision of this Agreement or any of the other Loan Documents to be invalid, illegal or unenforceable, that portion shall be deemed severed from the rest, which shall remain in full force and effect as though the invalid, illegal or unenforceable portion had never been a part of the Loan Documents. This Agreement shall be governed by the laws of the State of New York, without regard to the choice of law rules of that State. As used here, the word “include(s)” means “includes(s), without limitation,” and the word “including” means “including, but not limited to.”
THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

[Signatures appear on following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BORROWER:
COLE CORPORATE INCOME OPERATING PARTNERSHIP III, LP,
a Delaware limited partnership

By:Cole Office & Industrial REIT (CCIT III), Inc.,
a Maryland corporation,
its General Partner

By: /s/ Nathan D. DeBacker
Name: Nathan D. DeBacker
Title: Chief Financial Officer and Treasurer

[Signatures Continue on the Following Page]

ADMINISTRATIVE AGENT: JPMORGAN CHASE BANK, N.A., a national banking association, as the Administrative Agent By: /s/ Ryan M. Dempsey Name: Ryan M. Dempsey Title: Authorized Officer

[Signatures Continue on the Following Page]

LENDERS:
JPMORGAN CHASE BANK, N.A., a national banking association By:/s/ Ryan M. Dempsey Name: Ryan M. Dempsey Title: Authorized Officer
KEYBANK NATIONAL ASSOCIATION, a national banking association By:/s/ Jennifer L. Power Name: Jennifer L. Power Title: Vice President

Schedule 2.01
SCHEDULE 2.01

COMMITMENTS
AND APPLICABLE PERCENTAGES

Revolving Commitments1

Lender	Commitment	Applicable Percentage
JPMORGAN CHASE BANK, N.A.	$12,837,500.00	50.000000000%
KEYBANK NATIONAL ASSOCIATION	$12,837,500.00	50.000000000%

1For the avoidance of doubt, pursuant to the terms of the foregoing Second Modification Agreement, the Revolving Commitments no longer revolve.

Schedule 2.01

Consent and Reaffirmation

With respect to the Second Modification Agreement dated September 17, 2020 (the “Agreement”), among COLE CORPORATE INCOME OPERATING PARTNERSHIP III, LP, a Delaware limited partnership (“Borrower”), the Lenders party thereto (the “Lenders”) and JPMORGAN CHASE BANK, N.A., a national banking association (“Administrative Agent”) (as Administrative Agent for the Lenders; capitalized terms used herein but not defined herein shall have the meanings ascribed thereto in the Credit Agreement referenced in the Agreement), the undersigned (individually and collectively “Guarantor”) agrees for the benefit of Lenders as follows:

1.     Guarantor acknowledges (i) receiving a copy of and reading the Agreement, (ii) the accuracy of the Recitals in the Agreement, and (iii) the effectiveness of (A) the Guaranty, and (B) any other agreements, documents, or instruments securing or otherwise relating to the Guaranty to which Guarantor is a party. The Guaranty and such other agreements, documents, and instruments are referred to individually and collectively as the “Guarantor Documents.”
2.     Guarantor consents to the modification of the Loan Documents as provided in the Agreement and all other matters in the Agreement.
3.     Guarantor agrees that all references, if any, to any Note, the Credit Agreement and the Loan Documents in the Guarantor Documents shall be deemed to refer to such agreements, documents, and instruments as modified and/or replaced by or pursuant to the Agreement.
4.     Guarantor reaffirms the Guarantor Documents and agrees that the Guarantor Documents continue in full force and effect and remain unchanged, except as specifically modified by this Consent and Agreement of Guarantor.
5.     Guarantor agrees that the Guarantor Documents are the legal, valid, and binding obligations of the undersigned, enforceable in accordance with their terms against the undersigned, subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally and by equitable principles of general application.
6.     Guarantor agrees that, as of the date hereof, Guarantor knows of no claims, counterclaims, defenses, or offsets with respect to the enforcement against Guarantor of the Guarantor Documents.
7.     Guarantor represents and warrants that there has been no Material Adverse Change in the financial condition of Guarantors, taken as a whole, from the most recent financial statement received by the Administrative Agent.
8.     Guarantor agrees that this Consent and Agreement of Guarantor may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

Delivery of an executed counterpart of a signature page of this Consent and Reaffirmation by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Consent and Reaffirmation.

Consent-1

Dated as of: September 17, 2020

GUARANTOR:
COLE OFFICE & INDUSTRIAL REIT (CCIT III), INC., a Maryland corporation By: /s/ Nathan D. DeBacker Name: Nathan D. DeBacker Title: Chief Financial Officer and Treasurer

VEREIT OFC MILFORD OH, LLC,
a Delaware limited liability company

By:Cole Corporate Income Management III, LLC
a Delaware limited liability company,
its Manager

By: /s/ Nathan D. DeBacker
Name: Nathan D. DeBacker
Title: Vice President

COLE ID COLUMBUS WI, LLC,
a Delaware limited liability company

By:Cole Corporate Income Management III, LLC
a Delaware limited liability company,
its Manager

By: /s/ Nathan D. DeBacker
Name: Nathan D. DeBacker
Title: Vice President

Consent-2